Exhibit 99.1

Common Questions & Answers (Unaudited) - December 31, 2004

(Dollars in millions, except per share amounts)

Non-GAAP Financial Measures (Unaudited) - December 31, 2004

A.                                    Revenue excluding Mortgage-related and eMarketing revenue

RECONCILIATION OF REVENUE TO REVENUE EXCLUDING MORTGAGE-RELATED AND eMARKETING REVENUE

Quarter

	Q4 2004	Q4 2003	Increase

Revenue	$327.6	$293.7	12%

Less: mortgage-related and eMarketing revenue	52.3	45.6

Revenue excluding Mortgage-related and eMarketing revenue	$275.3	$248.1	11%

YTD

	2004	2003	Increase

Revenue	$1,272.8	$1,210.7	5%

Less: mortgage-related and eMarketing revenue	220.0	249.4

Revenue excluding Mortgage-related and eMarketing revenue	$1,052.8	$961.3	10%

B.                                    Free Cash Flow

Quarter

RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES FOR THE THREE MONTHS ENDED DECEMBER 31, 2004 AND 2003, TO FREE CASH FLOW FOR THE THREE MONTHS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003	Increase

Cash provided by operating activities for the three months ended December 31, 2004 and 2003	$101.8	$97.6	4%

Adjustments to reconcile cash provided by operating activities for the three months ended December 31, 2004 and 2003, to free cash flow for the three months ended December 31, 2004 and 2003:

Additions to property and equipment for the three months ended December 31, 2004 and 2003	(6.0)	(3.2)
Additions to other assets, net, for the three months ended December 31, 2004 and 2003	(8.5)	(13.6)
Free cash flow for the three months ended December 31, 2004 and 2003	$87.3	$80.8	8%

YTD

RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2004 AND 2003, TO FREE CASH FLOW FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003	Increase

Cash provided by operating activities for the twelve months ended December 31, 2004 and 2003	$309.0	$293.7	5%

Adjustments to reconcile cash provided by operating activities for the twelve months ended December 31, 2004 and 2003, to free cash flow for the twelve months ended December 31, 2004 and 2003:

Additions to property and equipment for the twelve months ended December 31, 2004 and 2003	(16.5)	(14.2)
Additions to other assets, net, for the twelve months ended December 31, 2004 and 2003	(31.0)	(38.5)
Free cash flow for the twelve months ended December 31, 2004 and 2003	$261.5	$241.0	9%

C.                                    Income from continuing operations excluding the effect of the sale of investment, asset impairment and related charges

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO INCOME FROM CONTINUING OPERATIONS EXCLUDING THE EFFECT OF THE SALE OF INVESTMENT, ASSET IMPAIRMENT AND RELATED CHARGES

	YTD 2004			YTD 2003
	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS

Income from continuing operations	$385.2	$237.3	$1.78	$285.3	$180.7	$1.32
Sale of investment in Intersections	(36.8)	(23.0)	$(0.17)	—	—	$—
Asset impairment and related charges	2.4	1.5	$0.01	30.6	22.6	$0.17
Income from continuing operations - excluding sale of investment, asset impairment and related charges	$350.8	$215.8	$1.62	$315.9	$203.3	$1.49

	4th Quarter 2004			4th Quarter 2003
	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS

Income from continuing operations	$91.8	$55.2	$0.42	$50.8	$32.4	$0.24
Asset impairment and related charges	—	—	$—	30.6	22.6	$0.17
Income from continuing operations - excluding asset impairment and related charges	$91.8	$55.2	$0.42	$81.4	$55.0	$0.41

D.                                    Projected Free Cash Flow for the Twelve Months ending December 31, 2005

RECONCILIATION OF ESTIMATED CASH PROVIDED BY OPERATING ACTIVITIES FOR THE TWELVE MONTHS ENDING DECEMBER 31, 2005 TO ESTIMATED FREE CASH FLOW FOR THE TWELVE MONTHS ENDING DECEMBER 31, 2005

Estimated cash provided by operating activities for the twelve months ending December 31, 2005	$315 - 345
Adjustments to reconcile estimated cash provided by operating activities for the twelve months ending December 31, 2005, to free cash flow for the twelve months ending December 31, 2005:
Estimated additions to property and equipment and other assets, net for the year ending December 31, 2005	60 - 70
Estimated free cash flow for the twelve months ending December 31, 2005	$255 - 275

Notes to our Non-GAAP Financial Measures

Revenue excluding Mortgage-related and eMarketing revenue is a Non-GAAP financial measure and is intended to supplement investors’ understanding of our core business activities, unaffected by the fluctuations of the mortgage industry and the performance of our eMarketing business.  Revenue excluding Mortgage-related and eMarketing revenue is useful to management and investors for comparative purposes.

We calculate free cash flow by subtracting capital-related expenditures from cash provided by operations.  Free cash flow is useful to management and the Company’s investors in measuring the cash generated by the Company that is available to be used for business and strategic initiatives.  Free cash flow is not a measurement of liquidity under GAAP and should not be considered as an alternative to cash flows from operating activities as a measure of liquidity.  In addition, our calculation of free cash flow may be different from the calculation used by other companies and therefore, comparability may be limited.

Equifax believes that income from continuing operations excluding the effect of the sale of investment, asset impairment and related charges is a measure that should be presented in addition to income from continuing operations determined in accordance with generally accepted accounting principles (GAAP) and is useful to investors.  The following matters should be considered when evaluating this non-GAAP financial measure:

• Equifax reviews the operating results of its businesses excluding the impact of the sale of investment, asset impairment and related charges because it provides an additional basis of comparison.  We believe that these items are unusual in nature, and would not be indicative of ongoing operating results.  As a result, management believes such charges should be excluded in order to compare past, current, and future periods.

• Asset impairments principally represent adjustments to the carrying value of certain assets and do not typically require a cash payment.

• Asset impairment and related charges are typically material and are considered to be outside the normal operations of a business.  Corporate management is responsible for making decisions about asset impairment and related charges.